Exhibit 99.1

PRESS RELEASE

For Immediate Release

99 CENTS ONLY STORES ISSUES STATEMENT ON COMPANY’S CREDIT RATING AND CONTINUED PROGRESS IN AMENDMENT AND EXTENSION OF TERM LOAN PROCESS

Los Angeles, California, September 29, 2017 – 99 Cents Only Stores LLC (the “Company”) today issued the following statement from its President and Chief Executive Officer, Geoffrey Covert, regarding Standard & Poor’s recent lowering of the Company’s credit rating from CCC+ to CC and the Company’s continued progress in its term loan amendment and extension process:

“On September 19, 2017, we announced that we elected to launch a proposed amendment to our existing term loan facility, which would among other things, extend the maturity date of our term loan facility by three years from January 2019 to January 2022 and reduce our cash interest obligations thereunder. The proposed amendment would increase the interest rate by 1% per annum, reallocate approximately $130 million of the existing first lien term loans held by our equity sponsors to a new second lien term loan facility, which would be lien subordinated to the first lien term loan facility, with interest to be paid in kind at an annual rate of LIBOR plus 725 basis points. Our election to proactively move forward with this process is an opportunistic one and came after productive conversations with our equity sponsors, as well as several of our largest term loan lenders. We continue to make progress with the term loan lenders and remain optimistic of completing the proposed amendment in an expeditious manner. We are grateful for the support of our equity sponsors and their commitment to and support of our refinancing plans, which we believe will benefit all our stakeholders.

“Earlier today, Standard & Poor’s lowered our credit rating from CCC+ to CC, based entirely on our proposed extension of maturity to our term facility. We view the rating change as a technical response to our refinancing plans. We believe the fundamentals of our Company remain strong and we continue to be optimistic regarding our sales and adjusted EBITDA momentum.

“The S&P report also indicated a negative outlook, stating they will lower our corporate credit rating to ‘selective default’ (SD) and our term loan rating to ‘default’ (D) should we complete the transaction as announced. We expect the ratings changes to be temporary and that our ratings would be raised to appropriate levels shortly after the close of the proposed transaction, reflecting ongoing risk at that time. In addition, this rating change is not expected to impact our day to day business or our ability to meet future obligations. Our business performance has allowed us to remain within terms with all of our suppliers and we expect to continue to be able to do so in the future.

“Importantly, we do not believe the ratings change reflects 99 Cents Only Stores’ operational performance, which has continued to improve. During the second quarter of fiscal 2018, same-store sales growth was 9.0% compared to the prior year, the sixth consecutive quarter of flat or positive growth and the third consecutive quarter of high single-digit same-store sales growth. In addition, our latest twelve

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months Adjusted EBITDA of $58.4 million is more than two times higher than the same time last year. Finally, on-hand inventory of $189 million is down approximately $77 million from the third quarter of fiscal 2016.”

About 99 Cents Only Stores

Founded in 1982, 99 Cents Only Stores LLC is the leading operator of extreme value stores in California and the Southwestern United States. The Company currently operates 390 stores located in California, Texas, Arizona and Nevada. 99 Cents Only Stores LLC offers a broad assortment of name brand and other attractively priced merchandise and compelling seasonal product offerings. For more information, visit www.99only.com.

Investor Contact:

Addo Investor Relations

Lasse Glassen

(424) 238-6249

lglassen@addoir.com

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The Company has included statements in this release that constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act, as amended, and Section 27A of the Securities Act of 1933, as amended. As a general matter, forward-looking statements are those focused on future or anticipated events or trends, expectations and beliefs including, among other things, the Company’s expectations with respect to the amend and extend transaction described herein.  Such statements are intended to be identified by using words such as “believe,” “expect,” “intend,” “estimate,” “anticipate,” “will,” “project,” “plan” and similar expressions in connection with any discussion of future operating or financial performance. Any forward-looking statements are and will be based upon the Company’s then-current expectations, estimates and assumptions regarding future events and are applicable only as of the dates of such statements. Readers are cautioned not to put undue reliance on such forward-looking statements. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those projected in this release for reasons, among others, including (i) the ability of the Company to satisfy the conditions to the amend and extend transaction described herein, (ii) the ability of the Company to extend the maturity of its other indebtedness including its notes, pursuant to any potential refinancing thereof or otherwise, (iii) the willingness of the Company’s lenders and noteholders to participate in the transactions described herein, (iv) the availability of alternative transactions, (v) general market conditions and (vi) those reasons discussed in the reports and other documents the Company files from time to time with the Securities and Exchange Commission, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections contained in the Company’s Annual Report on Form 10-K for the fiscal year ended January 27, 2017. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Although the Company is actively pursuing the amendment transaction described above as well as other opportunities to improve its capital structure and extend its maturity profile (including by refinancing, exchanging and/or amending the terms of its existing debt or issuing additional debt), some or all of the foregoing potential transactions or other alternatives may not be available to it in the foreseeable future

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or at all.  If the Company is unable to complete such transactions or other alternative on favorable terms or at all due to market conditions or otherwise, its financial condition could be materially and adversely affected.

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